Exhibit 99.3

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

10, Ulitsa 8 Marta, Building 14, Moscow, Russian Federation 127083

VOTING BALLOT

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

OF OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

Registration Number:

Full Name of the Shareholder:

Number of Common Shares:

Number of Preferred Shares:

Number of Votes owned by the Shareholder:

The Extraordinary General Meeting of Shareholders (“EGM”) of the Open Joint Stock Company “Vimpel-Communications” (“VimpelCom”) will be held on Monday, 15 August 2005, at 18:00 (Moscow time) at the following address: Ulitsa 8 Marta, Dom 10, Building 14, Moscow, Russian Federation 127083. The EGM shall be held in the form of a joint presence of shareholders (with voting ballots). Either: (a) bring your ballot to the EGM on Monday, 15 August 2005 or (b) return your ballot, by registered mail or in person, to the office of the CEO and General Director of VimpelCom, located at 10, Ulitsa 8 Marta, Building 14, Moscow, Russian Federation 127083, so that your ballot is received no later than Saturday, 13 August 2005. If you attend in person or hold a power of attorney or proxy for other Shareholders, please bring identification with you to the EGM, as well as documentation, prepared in accordance with Russian law, which confirms your authority to vote on behalf of other Shareholders. If you choose to return your ballot by registered mail or in person, please enclose the original (or a notarised copy (copies)) of the power(s) of attorney for the participation in the general meeting; if the shares were transferred after the date of the composition of the list of persons entitled to attend the general meeting then also enclose the extract(s) from the register of shareholders (or depo account) evidencing such transfer.

Please be advised of the following:

- the voting person shall have the right to select only one voting option except when voting is effected pursuant to the instructions of persons which acquired the shares after the record date for the EGM, or pursuant to the instructions of holders of ADSs of VimpelCom;

- if the voting ballot contains more than one voting option, then the fields for indication of the number of votes cast for each voting option shall show the number of votes cast for a particular option, and the note shall be made that the voting is effected pursuant to the instructions from the buyers of shares which were transferred after the record date for the EGM, and/or pursuant to the instructions of holders of ADSs of VimpelCom;

- the person voting on the basis of a power of attorney in respect of the shares which were transferred after the record date for the EGM shall fill out the field for the number of votes opposite the selected voting option, with the number of votes cast for this particular option, and shall make a note that voting is effected on the basis of a power of attorney issued in respect of the shares transferred after the record date for the EGM;

- if not all the shares have been transferred after the record date for the EGM, the voting person shall fill out the field for the number of votes opposite the selected voting option, with the number of votes cast for this particular option, and shall make a note that part of the shares was transferred after the record date for the EGM. If in respect of the shares transferred after the record date for the EGM, the acquirers of such shares provided their voting instructions, which match the selected voting option, then such votes shall be summed up.

Please refer to the enclosed materials for a more detailed explanation of the items you have been requested below to vote on.

Item 1. Approval of the Interested Party Transaction

Text of the proposed decision: To approve the interested-party transaction whose object is assets having value in excess of 2% of the balance sheet value of the assets owned by OAO “VimpelCom”, namely, the acquisition by OAO “VimpelCom” of 100% of the shares in Closed Joint Stock Company “Ukrainian Radiosystems” from the following sellers: Karino Trading Ltd, LLC “Songo”, Occidental Management Co. Limited, Varkedge Limited, Ravenscroft Holdings Limited, Express Times Limited, LLC “Tehspetsmontazh”, LLC “Rapit”, LLC “Mitsar”, LLC “Veltex” and/or Ballioti Enterprises Ltd., Athina Investments Ltd., Maktol Management Ltd., Newell Industries Ltd. as well as Mordechai Korf and/or their affiliates and/or subsidiaries (depending on the structure of ownership of the shares in ZAO “Ukrainian Radio Systems”) (“Sellers”) at the price determined pursuant to the requirements set out in Article 83(7) of the Federal Law on Joint Stock Companies and under other material terms and conditions which have been, along with the transaction price, agreed by and between the management of OAO “VimpelCom” and the Sellers and are listed in the Option Agreement with Schedules dated 18 February 2005 entered into by and between VimpelCom and the Sellers.

Taking into account the asking price, and subsequent negotiations between VimpelCom and the Sellers, the price has been determined to be US$206.5 million, less the amount (if any) by which the Indebtedness of the Acquired Entities exceeds US$23.5 million, plus the amount of Investments in Equity Interests in the Company the proceeds of which were used by the Company solely for capital expenditure (permitted by Clause 4.3 of the Option Agreement) and plus the lesser of: (a) any additional capital expenditure incurred by the Company with the prior written approval VimpelCom; and (b) US$18 million. All capitalised terms used in this paragraph and not defined elsewhere in this voting ballot bear the meaning given to them in the Option Agreement dated 18 February 2005 entered into by VimpelCom and the Sellers, a copy of which was included with the notice convening the EGM.

Voting Options / Number of Votes:

	For	Against	Abstained
Options
Number of Votes

Shareholder’s Signature [SEAL]

Date: